July 21, 2009

Valmont Reports Second Quarter Results

Second Quarter Highlights:

•	Record second quarter sales, operating income and net earnings.
•	Operating income increased 9.5% to 13.9% of net sales.
•	Net earnings increased 18.7%.
•	Second quarter utility sales nearly doubled and operating income reached 23.8% of segment sales.
•	Second quarter irrigation sales decreased 37% and operating income fell 65%.
•	Inventories were reduced by $65.5 million and Total debt declined $68.5 million during the quarter.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported second quarter sales of $498.8 million compared with $497.1 million for the same period of 2008. Net earnings for the second quarter were $44.2 million, or $1.69 per diluted share, versus second quarter 2008 net earnings of $37.3 million, or $1.41 per diluted share.

For the first six months of 2009, sales were $954.0 million versus $919.4 million in 2008. Valmont’s first half net earnings were $80.1 million, or $3.05 per diluted share, compared with 2008 first half net earnings of $67.0 million, or $2.55 per diluted share.

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Second Quarter Summary:

“Substantially stronger Utility Segment sales offset lower sales in all other segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Irrigation Segment sales were particularly weak compared to last year, as farmers curtailed spending in reaction to lower crop prices and a weak global economy.

“In our Engineered Support Structures Segment, sales were somewhat lower than last year. Economic weakness and tight budgets have reduced infrastructure spending in most of our markets. The impact of acquisitions completed in 2008 helped to mitigate the extent of the sales decline.

“Coatings Segment sales declined reflecting weakness in the industrial economy.

“In total, profitability increased over last year’s second quarter largely due to the strong earnings contribution from the Utility Support Structures Segment. As a result, consolidated operating income improved 1.2 percentage points to 13.9% of revenues.

“We generated strong operating cash flows during the quarter, which we used primarily to pay down debt and strengthen our financial condition.”

Second Quarter Segment Review:

Utility Support Structures Segment (40% of 2nd Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales nearly doubled to $199.2 million compared with $101.3 million in 2008. The increase in sales reflects higher volumes and shipments of some very large projects during the second quarter. There are two main factors driving the demand for utility structures in North America. One is the need to add transmission capacity to the electrical grid to carry additional electricity. The second is to improve the grid’s reliability to lower the risk of service interruption. Valmont believes that these two trends should continue to drive long term performance for its Utility Support Structures Segment. While the long term demand trends are strong, the Company anticipates the sales growth comparison to moderate in the second half of the year, due to the reduction in backlog that has occurred so far this year.

Due to better fixed cost leverage on increased volumes and falling material prices, operating income grew to $47.5 million and was 23.8% of sales.

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Engineered Support Structures Segment(33% of 2nd Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes utility structures outside of North America.

Second quarter sales were 4% lower at $182.5 million compared to $191.0 million in 2008. Public spending on lighting and traffic infrastructure in most global economies fell as government entities faced declining tax receipts and tight budgets. In Europe, sales were particularly soft in France and Eastern Europe due to economic weakness. Strength in other markets and the impact of acquisitions completed during 2008 helped to mitigate the extent of the sales decline in Europe.

Commercial lighting demand fell in North America due to weakness in residential and commercial construction markets as a result of the economic recession that started in the second half of 2008.

Specialty structures sales were higher in North America, largely due to the impact of an acquisition. In the Chinese market, specialty structures sales were flat and utility product sales were lower.

Globally, several government stimulus plans promoting infrastructure development have been announced. Valmont believes this spending takes time to translate into orders for the Company. Consequently, we do not expect to see a significant impact from stimulus programs in 2009. Over the long term however, we believe the company is well positioned to benefit from increased global infrastructure spending programs.

Operating income declined 22% to $14.1 million or 7.7% of segment sales. The decline in operating income was primarily due to the impact of lower volumes on fixed factory expenses offset somewhat by the impact of acquisitions. Margins were also lower due to competitive pricing pressure.

Irrigation Segment (20% of 2nd Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales fell 37% to $101.1 million compared with $159.7 million in 2008. Global demand for irrigation equipment was substantially lower than last year’s record levels. We believe customers curtailed investment in irrigation equipment in response to a weak global economy and the expectation of lower farm income in 2009.

Operating income declined 65% to $9.8 million due to lower sales and the associated volume de-leverage of fixed operating costs.

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While the current economic environment has negatively influenced irrigation customer purchases, we believe the long-term prospects for growth are compelling. Population growth will require increased food production. Increased food production will require better farm productivity, especially as it relates to the use of water. Competing demands for water will draw attention to the need to use less water for agriculture. These factors should drive greater adoption of mechanized irrigation equipment that improves farm productivity and uses less water for large scale agriculture. As a result, we believe Valmont is well positioned to benefit from its global leadership position in the market for irrigation equipment when conditions improve.

Coatings Segment (4% of 2nd Quarter Net Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $28.6 million were 23% below last year’s $37.2 million. The sales decrease reflects weakness in the industrial sector. Additionally, customer pricing was reduced to reflect lower zinc costs.

Operating income declined 30% to $6.4 million and was 22.4% of segment sales. The decrease in operating income resulted from lower production volumes.

2009 Outlook:

“Our outlook for 2009 has improved,” Mr. Bay said. “Although we expect sales comparisons to be lower in the second half of the year, we now expect net earnings for the year to be modestly higher than 2008’s record earnings.

“Our sales outlook in the second half of the year is based on several factors. Current raw material costs are down from last year, which could impact comparisons in some businesses. In the North American utility market, we expect the sales gain in the second half to moderate as a number of large orders have shipped. In the Engineered Support Structures Segment, while we do not expect major changes in market conditions, we have recently seen an improvement in our export markets from Europe and China; as a result second half sales could show positive comparisons. For the North American business, an important long-term driver would be an extension or renewal of the U.S. Federal Highway bill. In the Coatings Segment, we expect sales declines, reflecting weakness in the industrial economy and lower zinc prices. In the Irrigation Segment, third quarter comparisons will be substantially unfavorable compared to last year’s record third quarter results. Fourth quarter results will be determined by the conditions in the agricultural sector following the fall harvest in North America and the resultant outlook for farm income.

“We have leadership positions in very attractive markets. When economic conditions improve, we should be well positioned to participate in global infrastructure and agriculture growth. Our industry, product lines and geographic diversification have allowed us to deliver record earnings during the current global economic recession. We will continue to be prudent in our management of capital and maintain a conservative financial profile.”

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An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#:82131530or via the Internet at 8:00 a.m. July 22, 2009 CDT, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:82131530 beginning July 22, 2009 at 9:30 a.m. EDT through 12:00 a.m. EDT on July 29, 2009.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	27-Jun-09	28-Jun-08	27-Jun-09	28-Jun-08
Net sales	$ 498,810	$ 497,129	$ 953,964	$ 919,415
Cost of sales	354,129	359,926	680,967	666,404
Gross profit	144,681	137,203	272,997	253,011
Selling, general and administrative expenses	75,265	73,833	145,262	139,175
Operating income	69,416	63,370	127,735	113,836
Other income (expense)
Interest expense	(3,976)	(4,708)	(8,260)	(9,182)
Interest income	284	877	616	1,498
Miscellaneous	1,608	(515)	(190)	(1,858)
	(2,084)	(4,346)	(7,834)	(9,542)
Earnings before income taxes, minority interest, and equity in earnings (losses) of nonconsolidated subsidiaries

	67,332	59,024	119,901	104,294
Income tax expense	22,051	20,548	39,306	35,602
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries

	45,281	38,476	80,595	68,692
Earnings (losses) in nonconsolidated subsidiaries	(71)	31	495	(43)
Net earnings	45,210	38,507	81,090	68,649

Earnings attributable to the non-controlling interest	(980)	(1,243)	(996)	(1,686)
Net earnings attributable to Valmont Industries, Inc.	$ 44,230	$ 37,264	$ 80,094	$ 66,963

Average shares outstanding (000's) - Basic	25,943	25,823	25,928	25,763
Earnings per share - Basic	$ 1.70	$ 1.44	$ 3.09	$ 2.60

Average shares outstanding (000's) - Diluted	26,223	26,377	26,224	26,306
Earnings per share - Diluted	$ 1.69	$ 1.41	$ 3.05	$ 2.55

Cash dividends per share	$ 0.150	$ 0.130	$ 0.280	$ 0.235

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	27-Jun-09	28-Jun-08	27-Jun-09	28-Jun-08

Net sales
Engineered Support Structures	$ 182,542	$ 190,959	$ 340,929	$ 340,397
Utility Support Structures	199,145	101,302	375,206	202,472
Coatings	28,600	37,200	58,612	72,328
Infrastructure products	410,287	329,461	774,747	615,197

Irrigation	101,047	159,667	204,109	290,445
Other	17,693	30,802	37,303	56,251
Less: Intersegment sales	(30,217)	(22,801)	(62,195)	(42,478)
Total	$ 498,810	$ 497,129	$ 953,964	$ 919,415

Operating Income
Engineered Support Structures	$ 14,046	$ 18,073	$ 22,115	$ 28,155
Utility Support Structures	47,469	13,732	86,425	28,405
Coatings	6,393	9,085	12,384	15,631
Infrastructure products	67,908	40,890	120,924	72,191

Irrigation	9,834	28,019	21,846	50,414
Other	3,401	5,288	6,875	9,700
Corporate	(11,727)	(10,827)	(21,910)	(18,469)
Total	$ 69,416	$ 63,370	$ 127,735	$ 113,836

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide, international utility markets, and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and distribution of industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	27-Jun-09	28-Jun-08
ASSETS
Current assets:
Cash and cash equivalents	$ 96,262	$ 64,835
Accounts receivable, net	336,168	306,887
Inventories	251,621	250,247
Prepaid expenses	24,824	25,764
Refundable and deferred income taxes	28,444	28,240
Total current assets	737,319	675,973
Property, plant and equipment, net	277,886	259,384
Goodwill and other assets	304,236	270,735
	$ 1,319,441	$1,206,092

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 1,043	$ 61,820
Notes payable to banks	17,634	20,588
Accounts payable	129,662	158,522
Accrued expenses	107,359	110,530
Dividend payable	3,940	3,397
Total current liabilities	259,638	354,857
Long-term debt, excluding current installments	258,418	181,409
Other long-term liabilities	69,741	79,158
Shareholders' equity	731,644	590,668
	$ 1,319,441	$1,206,092

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